Exhibit 3.26

B022675

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

COMMODITY QUOTATIONS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

WE, THE UNDERSIGNED, PHILIP M. HOGAN and MARY W. HOGAN, being respectively, the President and the Secretary of Commodity Quotations, Inc. hereby certify:

1.	The name of the corporation is Commodity Quotations, Inc.

2.	The Certificate of Incorporation of said corporation was filed by the Department of State on the 14th day of December 1960.

3.	(a)	The Certificate of Incorporation is amended to change ten currently issued shares no par value to 200,000 newly issued shares $.01 par value per share at a rate of 20,000 shares of $.01 par value per share for each share of currently issued shares no par value and to change 190 authorized but unissued shares no par value to 200,000 authorized shares $.01 par value per share.

(b)	To effect the foregoing, the first paragraph of Article Third relating to the increase in the number of authorized shares of common stock is amended to read as follows:

“Third: – The total number of shares that the Company shall have authority to issue is Four Hundred Thousand (400,000) shares all of one class par value $.01 per share.”

4.	The amendment was authorized in the following manner:

By the unanimous written consent of all the shareholders.

IN WITNESS WHEREOF, we have signed this certificate on the 19th day of September, 1983 and we affirm the statements contained therein as true under penalties of perjury.

Philip M. Hogan, President

Mary W. Hogan, Secretary

B022675 B022675

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMODITY QUOTATIONS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

FILED Sep 22 11 59 AM ’83

Thomas F. Egan, Esq.

41 Biltmore Avenue

Rye, New York 10580

BILLED

238139

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